Exhibit 99.1

March 27, 2017

HCMC Announces Opening of New Ada’s Greenleaf Grill at

The Golisano Children’s Hospital in Fort Myers, Florida

HOLLYWOOD, Fla., March 27, 2017 /PRNewswire/ — Healthier Choices Management Corp. (OTC Pink: HCMC), is proud to announce the opening of Ada’s Greenleaf Grill in the new, state-of-the-art Golisano Children’s Hospital in Fort Myers, Florida, on May 10, 2017. Ada’s Greenleaf Grill will be serving a casual menu prepared from natural and organic ingredients sourced directly from HCMC’s flagship store, Ada’s Natural and Organic Market, also located in Fort Myers. The Golisano Children’s Hospital is part of the Lee Health system.

“HCMC is ecstatic to begin the expansion of The Greenleaf Grill with Lee Health as its initial partner” said Christopher Santi, President and COO of HCMC. “For decades, Ada’s has been a staple in the Fort Myers community, representing a total health and wellness lifestyle. To have the opportunity to service the community through a state-of-the-art children’s hospital like Golisano is an incredible and groundbreaking event.” Mr. Santi continued, “The Greenleaf Grill expects to draw diners from both the hospital and surrounding medical facilities and we are hopeful that this will be the first of many Greenleaf Grill’s to open in such venues.”

About Healthier Choices Management Corp.

Healthier Choices Management Corp. is a holding company focused on providing consumers with healthier daily choices with respect to nutrition and other lifestyle alternatives.  One segment of our business is a U.S. based retailer of vaporizers and e-liquids. The other segment is our natural and organic grocery operations in Ft. Myers, Florida.  Healthier Choices Management Corp. sells direct to consumer via company-owned brick-and-mortar retail locations operating under "The Vape Store" and "Ada's Natural and Organic" brands.

Healthier Choices Management Corp. Inc. (http://www.healthiercmc.com/).

Forward Looking Statements

This press release contains forward looking statements within the meaning of that term in the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934).  Additional written or oral forward looking statements may be made by the Company from time to time in filings with the Securities and Exchange Commission or otherwise.  Statements contained in this press release that are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the

3800 North 28TH Way, #1 | Hollywood, FL 33020 | O: 305-600-5004 / F: 954-272-7773

Private Securities Litigation Reform Act of 1995, and are based on management's estimates, assumptions and projections and are not guarantees of future performance.  The Company assumes no obligation to update these statements. Forward looking statements may include, but are not limited to, projections or estimates of revenue, income or loss, exit costs, cash flow needs and capital expenditures, statements regarding future operations, expansion or restructuring plans, including our recent exit from and winding down of our wholesale distribution operations. In addition, when used in this release, the words "anticipates," "believes," "estimates," "expects," "intends," and "plans" and variations thereof and similar expressions are intended to identify forward looking statements.

Other factors that may affect our future results of operations and financial condition include, but are not limited to, unanticipated developments in any one or more of the following areas, as well as other factors which may be detailed from time to time in our Securities and Exchange Commission filings: risks involved with our business, including possible loss of business and customer dissatisfaction

3800 North 28TH Way, #1 | Hollywood, FL 33020 | O: 305-600-5004 / F: 954-272-7773